Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated effective as of April 1, 2003 (the “Agreement”), is by and between DrugMax, Inc., a Nevada corporation (the “Company”), and Ronald J. Patrick (the “Employee”).

WHEREAS, the Company is a full-line, wholesale distributor of pharmaceuticals, over-the-counter products, health and beauty care aids, and nutritional supplements;

WHEREAS, the Company wishes to assure itself of the services of Employee for the period provided in this Agreement and Employee is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee upon the terms and conditions herein contained, and Employee hereby accepts such employment for the term described below. Employee agrees to serve as the Chairman and Chief Operating Officer of the Company during the term of this Agreement and shall report to (title). In such capacity, Employee shall have such powers and responsibilities consistent with Employee’s position as the Chairman and Chief Executive Officer may assign to Employee. Throughout the term of this Agreement, Employee shall devote Employee’s best efforts and substantially all of Employee’s business time and services to the business and affairs of the Company.

2. TERM OF AGREEMENT. The three (3) year initial term of the employment under this Agreement shall commence as of the date set forth above (the “Effective Date”). After the expiration of such initial three-year period, the term of Employee’s employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least thirty (30) days advance written notice prior to the expiration of the then current term of such party’s intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

3. SALARY AND BONUS

a. Employee shall receive an annual base salary during the term of this Agreement of $150,000, payable in installments consistent with the Company’s normal payroll schedule; provided that the annual base salary shall be subject to periodic review and adjustment by the Compensation Committee and/or the Board of Directors of the Company in its discretion.

b. Employee shall also be eligible to participate in any executive bonus plan created by the Board of Directors in the same manner and to the same extent as the other executives of the Company in the discretion of the Board of Directors.

4. WELFARE AND FRINGE BENEFITS.

a. Life Insurance. The Company shall pay a maximum of $1,000 per year towards a redeemable life insurance policy on the life of Employee, the proceeds of which shall be payable to Employee’s family.

b. Automobile and Other Allowances. During the term hereof, the Company shall also provide Employee with an automobile allowance of up to $750.00 per month and a club allowance of up $ 300.00 per month and also shall pay the dues on behalf of Employee for one airline club membership per year.

c. Expenses. The Company shall reimburse Employee for all reasonable expenses he incurs in promoting the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones and similar items, upon presentation by Employee from time to time of an itemized account of such expenditures in a form acceptable to the Company.

d. Vacation. Employee shall be entitled to an annual vacation of not less than four weeks, during which time his compensation shall be paid in full.

e. General. Employee shall be eligible to participate in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other employees. Without limiting the foregoing, Employee shall be entitled to such other benefits as the Board of Directors and/or any Compensation and Stock Option Committee of the Board of Directors may from time to time approve for him.

5. TERMINATION

a. Involuntary Termination. The Company may terminate Employee’s employment hereunder at any time by giving written notice to Employee of termination. However, if Employee’s employment is terminated by the Company during the term of this Agreement pursuant to this Section 5(a), Employee shall be entitled to receive Employee’s base salary accrued through the date of termination plus one additional year of base salary payable in the same manner as base salary was previously paid to Employee.

b. Disability. The Company shall be entitled to terminate Employee’s employment immediately if Employee becomes disabled (as defined below). Upon such termination, the amount Employee shall be entitled to receive from the Company shall be limited to Employee’s base salary accrued through the date of termination and any payments as may be provided under any long-term disability plan or other disability program or insurance policies maintained or provided by the Company. “Disabled” shall mean that for a period of three (3) consecutive months or an aggregate of four (4) months in any twelve (12) month period Employee is incapable of fulfilling the duties of his or her position because of physical, mental or emotional incapacity, injury, sickness or disease. Any question as to the existence or extent of the disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes.

c. Termination for Cause. The Company may terminate Employee’s employment hereunder for Cause (as defined below) immediately without notice. If Employee’s employment is terminated by the Company for Cause, the amount Employee shall be entitled to receive from the Company shall be limited to Employee’s base salary accrued through the date of termination.

For purposes of this Agreement, the term “Cause” shall be limited to (i) embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9, 10 and 11 below; (ii) Employee being arrested or indicted in connection with a felony; (iii) Employee being arrested or indicted of any lesser crime or offense committed in connection with the performance of Employee’s duties hereunder or involving moral turpitude; (iv) the habitual failure or refusal by Employee to perform Employee’s duties hereunder after being provided with written warnings and a reasonable period to cure; or (v) chronic absenteeism.

d. Voluntary Termination by Employee. If Employee resigns or otherwise voluntarily terminates Employee’s employment before the end of the current term of this Agreement, other than pursuant to the provisions of Section 5(e) of this Agreement, the amount Employee shall be entitled to receive from the Company shall be limited to Employee’s base salary accrued through the date of termination.

e. Termination for Good Reason by Employee. Employee may terminate this Agreement for “Good Reason” (as defined below), provided that he shall first provide the Company with prior written notice, which notice shall state with specificity the reason for the termination and provide the Company with thirty (30) days from and after the giving of such notice to cure the breach. If the Company fails to cure the breach within such thirty days, Employee shall be entitled to receive Employee’s base salary accrued through the date of termination plus one additional year of base salary payable in the same manner as base salary was previously paid to Employee. For purposes of Section 5(e), the Executive shall have “Good Reason” to terminate his employment hereunder if such termination shall be the result of:

(i) any material demotion regarding Employee’s status, title, authorities or responsibilities (including reporting responsibilities) under this Employment Agreement; or

(ii) the reassignment of Employee to a location more than fifty (50) miles from the location where he presently works.

6. DEATH. If Employee dies during the term of this Agreement, the Company shall pay to Employee’s estate a lump sum payment equal to the sum of Employee’s base salary accrued through the date of death plus the total unpaid amount of any bonuses earned. In addition, the death benefits payable by reason of Employee’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by Employee in accordance with the terms of the applicable plan or plans.

7. CHANGE OF CONTROL.

a. Salary. Upon a Change in Corporate Control (as defined below), if there is a reduction in the Employee’s base salary, the Employee shall have the option to terminate his Employment and should Employee elect to terminate his Employment, the Company shall be obligated to make a series of twelve (12) monthly payments to the Employee. Each monthly payment shall be equal to the sum of one-twelfth ( 1/12th) of the Employee’s annual base salary, as in effect on the date of termination, provided that if the Employee obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the payments shall be reduced by all amounts the Employee receives as compensation for services performed during such period.

b. Stock Options. Further, upon a Change in Corporate Control, the vesting of any stock options granted to the Employee under the terms of the Company’s Stock Option Plan shall become immediately vested in full and exercisable in full.

c. Definition. For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events: i. The acquisition in one or more transactions of more than forty percent (40%) of the Company’s outstanding Common Stock by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended), with the exclusion of Jugal K. Taneja or any person, group, corporation, or affiliates thereof, which are controlled by Jugal K. Taneja.

ii.	Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property, with the exclusion of any mergers with any person, group, corporation, or affiliates thereof which are controlled by Jugal K. Taneja

iii	Any person, or group of persons, announces a tender offer for at least forty percent (40%) of the Company’s Common Stock, with the exclusion of Jugal K. Taneja or any person, group, corporation, or affiliates thereof, which are controlled by Jugal K. Taneja.

d. Limitation. Notwithstanding anything else in this Agreement, the amount of severance compensation payable to the Employee as a result of a Change in Corporate Control under this Section 7, or otherwise, shall be limited to the maximum amount the Company would be entitled to deduct pursuant to Section 280G of the Internal Revenue Code of 1986, as amended.

8. WITHHOLDING. The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9. PROTECTION OF CONFIDENTIAL INFORMATION. Employee agrees that Employee shall keep all confidential or proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, vendors, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that Employee shall not (except with the Company’s prior written consent), while in the employ of the Company or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of Employee’s duties hereunder, and then only to those with a need to know. Employee shall not make use of any such confidential information for Employee’s own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of Employee’s employment. The foregoing shall not apply to any information which, is generally disclosed to the public by the Company or is otherwise in the public domain at the time of disclosure.

Employee recognizes that because Employee’s work for the Company shall bring Employee into contact with confidential and proprietary information of the Company, the restrictions of this Section 9 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in Employee.

Further, Employee agrees that upon request or upon termination of this Agreement (for any reason), Employee shall deliver to the Company any and all drawings, notes, documents and other materials which he has received from the Company or which have originated from the employment activity.

10. COVENANT NOT TO COMPETE

a. Employee hereby agrees that Employee shall not, either during the employment term or during a period of one (1) year from the time Employee’s employment under this Agreement ceases or is terminated (for whatever reason), engage in any business activities on behalf of any enterprise which competes with the Company. Employee shall be deemed to be engaged in such competitive business activities if Employee participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

b.	Employee agrees that Employee shall not for Employee or for any other person, firm, corporation, partnership or other entity, for a period of one (1) year from the time Employee’s employment under this Agreement ceases or is terminated (for whatever reason), directly or indirectly

c.	i. solicit any sales agent, employee, former employee who was employed by the Company in the preceding 180 days or full-time consultant of the Company for the purposes of hiring or retaining such sales agent, employee or consultant,

ii.	contact any present or prospective client of the Company to solicit such a person to enter into a contract or arrangement with any competitor of the Company, or

iii.	make known the names and/or addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such clients.

d. Employee further agrees that Employee shall not, either during the employment term or at any time thereafter, in any way disparage the Company.

11. OWNERSHIP OF DEVELOPMENTS

a. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship develop or created by Employee during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Employee for hire for the Company, Employee agrees to assign and automatically assigns to the Company at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Employee may have in such Work Product. Upon the request of the Company, Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

b. Solely for purposes of Sections 9, 10, 11 and 12 hereof only, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

12. INJUNCTIVE RELIEF

a. Employee acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9, 10 and 11 of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any court having subject matter jurisdiction, without having to post a bond or other security. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages. Employee agrees to pay to the Company all costs and expenses incurred by the Company relating to the enforcement of the terms of Sections 9, 10 and 11 hereof, including reasonable fees and disbursements of counsel (both at trial and appellate proceedings).

b. It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of Employee, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

c. Employee acknowledges and confirms that (a) the restrictive covenants contained in Sections 9 and 10 hereof are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Sections 9 and 10 hereof (including without limitation the length of the term of the provisions of Sections 9 and 10 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Employee further acknowledges and confirms that Employee’s full, uninhabited and faithful observance of each of the covenants contained in Sections 9 and 10 hereof shall not cause Employee any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein shall not impair Employee’s ability to obtain employment commensurate with Employee’s abilities and on terms fully acceptable to Employee or otherwise to obtain income required for the comfortable support of Employee and Employee’s family and the satisfaction of the needs of Employee’s creditors. Employee acknowledges and confirms that Employee’s special knowledge of the business of the Company is such as would cause the Company serious injury or loss if Employee were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 9 and 10 hereof. Employee further acknowledges that the restrictions contained in Sections 9 and 10 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

d. If Employee shall be in violation of any provision of Sections 9 and 10, then each time limitation set forth in the applicable section shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the time limitations shall be extended for a period of time equal to the pendency of such proceeding including all appeals by Employee.

13. SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Employee.

15. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Employee. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16. GOVERNING LAW; VENUE. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws. Hillsborough or Pinellas County, Florida shall be the proper venues for any litigation arising out of this Agreement.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which taken together shall constitute one and the same instrument.

18. NOTICE. Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex, or facsimile (which is confirmed), (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or (iii) one (1) business day after having been deposited with a nationally recognized overnight courier service (such as by way of example, but not limitation, U.S. Express Mail, Federal Express, or Airborne), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:	DrugMax, Inc.
25400 U.S. Hwy 19 N. Ste 137 Clearwater, FL 33763 Attention: Chief Executive Officer

(727) 533-0431
Fax (727) 531-1280

With a copy to Counsel:	Shumaker, Loop & Kendrick LLP
101 E. Kennedy Blvd. Suite 2800
Tampa, Florida 33602
Attention: Julio Esquivel

If to the Employee:

Fax

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set Employee’s hand, as of the day and year first above written.

DRUGMAX, INC.

By:	/s/ WILLIAM L. LAGAMBA
Name:	William L. LaGamba
Title:	President

EMPLOYEE:
/s/ RONALD J. PATRICK
Name:	Ronald J. Patrick